Exhibit 10.79

NON-QUALIFIED

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this ____ day of _________, ____ between Kindred Healthcare, Inc. (the “Company”) and ___________ (the “Non-Employee Director”).

WHEREAS, the Company has adopted and maintains the Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors , Amended and Restated (the “Plan”);

WHEREAS, the Plan provides for the grant to Non-Employee Directors of non-qualified stock options to purchase shares of common stock of the Company, par value $.25 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Non-Employee Director a non-qualified stock option (the “Option”) with respect to ______ shares of Common Stock of the Company.

2. Grant Date.  The Grant Date of the Option hereby granted is ________ __, _____.

3. Non-Transferability.  Prior to the vesting of the Option as described in Section 5 hereof, the Option and the rights represented thereby shall be non-transferable and will not be subject in any manner to sale, transfer, alienation, pledge, encumbrance or charge; provided, however, that (i) the Committee may, in its sole discretion, permit the transfer of the Option to a family trust for estate planning purposes and (ii) in the event the Non-Employee Director was nominated to or chosen to serve on the Board pursuant to an arrangement between the Company and another Person, such Non-Employee Director may, upon notice in writing to the Board, direct the initial issuance of the Option to such other Person or transfer such Option to such other Person. Any purported or attempted transfer of such Option or such rights in contravention of this Section 3 shall be null and void and shall result in the immediate forfeiture of the Option.

4. Exercise Price.  The exercise price of each share underlying the Option hereby granted is $_____.

5. Vesting Date.

(a) Except as provided in Section 5(b) and Section 6, the Option shall become exercisable as follows: Approximately one-fourth of the Option shall become exercisable on each of the first, second, third and fourth anniversaries of the Grant Date; provided that, the number of shares to become exercisable on any Vesting Date shall be rounded up to the nearest share, but in no event shall more than the total number of shares underlying the Option become exercisable in the aggregate.

(b) Notwithstanding the foregoing, in the event of a Change in Control, the Option shall immediately become fully exercisable.

6. Expiration Date.  Subject to the provisions of the Plan and the terms of this Agreement, the Option shall expire on _____________ __, ____. In addition, the following shall apply to the Option:

(i) if the Non-Employee Director ceases to be a director of the Company for any reason other than failure to be nominated by the Board of Directors for re-election, death, Disability or removal for Cause, (A) all vested Options shall terminate three months after the Non-Employee Director ceases to be a director of the Company (unless the Non-Employee Director dies during such period), or on the Option’s original expiration date, if earlier, and shall be exercisable during such three-month period only with respect to the number of shares which the Non-Employee Director was entitled to purchase on the day preceding the day on which the Non-Employee Director ceased to be a director, and (B) all unvested Options shall be immediately cancelled and forfeited;

(ii) if the Non-Employee Director ceases to be a director of the Company because of removal for Cause, the Option shall immediately terminate;

(iii) if the Non-Employee Director ceases to be a director of the Company because of failure to be nominated by the Board of Directors for re-election, (A) all vested Options shall terminate on the Option’s original expiration date and shall be exercisable until the Option’s expiration date only with respect to the number of shares which the Non-Employee Director was entitled to purchase on the day preceding the day on which the Non-Employee Director ceased to be a director, and (B) all unvested Options shall be immediately cancelled and forfeited; and

(iv) in the event of the Non-Employee Director’s Disability or death while serving as a director of the Company, or the Non-Employee Director’s death within three months after the Non-Employee Director ceases to be a director (other than by reason of removal for Cause), the Option shall immediately vest in full and shall be exercisable until the Option’s expiration date.  In the event of the Non-Employee Director’s death, Options may be exercised or paid only by the executors or administrators of the Non-Employee Director’s estate or by any person who shall have acquired the right to exercise or pay the Option by will or by the laws of descent and distribution.

7. Exercise Procedure.  Vested portions of the Option may be exercised, in whole or in part, by delivery to the Company’s principal office of a written notice of exercise, to the attention of the Corporate Secretary, no less than three (3) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, the Grant Date of the Option and the Exercise Date and accompanied by full payment of the Option Exercise Price.

8. Modification and Waiver.  Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Non-Employee Director and the Company.  No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision.  The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

9. Incorporation of Plan.  All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.

10. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. Non-Employee Director Acknowledgment.  The Non-Employee Director hereby acknowledges receipt of a copy of the Plan and a Plan prospectus.

13. Entire Agreement.  This Agreement and the Plan represent the final, complete and total agreement of the parties hereto respecting the Option and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Option and such matters.

14. No Right to Re-Election.  This Agreement shall not confer upon the Non-Employee Director any right to continue as a director of the Company, to be renominated by the Board or re-elected by the shareholders of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Non-Employee Director has hereunto signed this Agreement on the Non-Employee Director’s own behalf, thereby representing that the Non-Employee Director has carefully read and understands this Agreement and the Plan, as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By:	Stephen R. Cunanan
Title:	Chief Administrative Officer and Chief People Officer

[NON-EMPLOYEE DIRECTOR]

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